Exhibit 10.12

STOCKHOLDER’S AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made as of October 3, 2016 (the “Effective Time”), between TCEH Corp., a Delaware corporation (the “Company”), and the entities signing under the heading “Stockholder” on the signature pages hereto (collectively, the “Stockholder”). Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 4 hereof.

WHEREAS, the Company has issued shares of its common stock, par value $0.01 per share, of the Company (the “Common Stock”) pursuant to, and upon the terms set forth in, the plan of reorganization of Energy Future Holdings Corp., a Texas Corporation, and certain entities in which it holds an equity interest under Chapter 11 of Title 11 of the United States Code (the “Chapter 11 Case”);

WHEREAS, the Company has agreed to permit the Stockholder, on the date hereof, to designate one person to be nominated to serve on the board of directors of the Company (the “Board”) on the terms and conditions set forth herein; and

WHEREAS, on the date hereof, the Company is entering into substantially identical agreements (the “Other Stockholder’s Agreements”) with certain other former claim holders in the Chapter 11 Case that upon consummation thereof became stockholders of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.	Board of Directors.

(a) Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event (as defined below) shall have occurred, the Stockholder shall have the right to designate one person to be nominated to serve on the Board (the “Nominee”) by giving written notice to the Company in accordance with Section 6 hereof in no event later than the deadline for receipt of a stockholder proposal to be eligible for inclusion in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, with respect to any meeting of the Company’s stockholders at which directors of Class III are to be elected (or, if the Company’s Certificate of Incorporation no longer provides for the division of directors into three (3) classes, any meeting of the Company’s stockholders at which directors are to be elected) (any such meeting, an “Applicable Election”).

(b) The Stockholder will, in connection with such nomination, (i) provide such additional information about the Nominee as reasonably requested by the Nominating and Corporate Governance Committee of the Board or other relevant committee of the Board that oversees nominations of members of the Board (the “Committee”) and (ii) cause the Nominee to be reasonably available for interviews and discussions with the Committee.

(c) For so long as the Company’s Certificate of Incorporation shall provide for the division of directors into three (3) classes, the Nominee shall be designated as a Class III director. The initial Nominee shall be Jennifer Box, and the Company hereby confirms that such initial Nominee has been reviewed by and is acceptable to, and has been consented to by, the Committee and the Board.

(d) Subject to Section 1(m), the Company shall take all actions reasonably necessary to ensure that (i) the Nominee is included in the Board’s slate of nominees submitted to the stockholders for election as directors at the next Applicable Election; (ii) the Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for the next Applicable Election; (iii) the Board recommends that the Company’s stockholders vote in favor of the election of the Nominee; (iv) the Company supports the Nominee for election in a manner no less favorable than the manner in which the Company supports its other nominees; and (v) the Company otherwise uses commercially reasonable efforts to cause the election of the Nominee to the Board at each Applicable Election.

(e) If there is a Nominee Rejection (as defined below) pursuant to Section 1(m) hereof, then the Stockholder shall have the right to designate an alternate person to be nominated for election by the Board (the “Alternate Nominee”) by giving written notice to the Company in accordance with Section 6 hereof in no event later than fifteen (15) days after receipt of notice of the Nominee Rejection.

(f) The Stockholder will, in connection with such nomination, (i) provide such additional information about the Alternate Nominee as reasonably requested by the Committee and (ii) cause the Alternate Nominee to be reasonably available for interviews and discussions with the Committee.

(g) Subject to Section 1(m), the Company shall take all actions reasonably necessary to ensure that: (i) the Alternate Nominee is included in the Board’s slate of nominees submitted to the Company’s stockholders for election as directors at the next Applicable Election; (ii) the Alternate Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for the next Applicable Election; (iii) the Board recommends that the Company’s stockholders vote in favor of the election of the Alternate Nominee; (iv) the Company supports the Alternate Nominee for election in a manner no less favorable than the manner in which the Company supports its other nominees; and (v) the Company otherwise uses commercially reasonable efforts to cause the election of the Alternate Nominee to the Board at each Applicable Election.

(h) The Company shall work in good faith with the Stockholder to identify and pre-clear Nominees and Alternate Nominees, as the case may be, and take such other actions as reasonably requested by the Stockholder to assist the Stockholder in submitting Nominees or Alternate Nominees, as the case may be, that will not result in a Nominee Rejection under Section 1(m) hereof.

(i) Notwithstanding anything to the contrary contained in this Agreement, the rights of the Stockholder under this Agreement shall terminate automatically (the “Termination Event”) upon the Stockholder, together with its Related Parties, ceasing to Beneficially Own for a period of twenty (20) consecutive trading days, in the aggregate, at least Twenty-Two Million Five Hundred Thousand (22,500,000) shares of Common Stock (the “Minimum Shares”). The Stockholder shall notify the Company within three (3) Business Days after the occurrence of a Termination Event.

(j) Prior to a Termination Event, if a vacancy occurs because of the death, disability, disqualification, resignation or removal of a Nominee or Alternate Nominee, as the case may be, as a member of the Board, the Company shall provide notice of such vacancy to the Stockholder within five (5) Business Days of such vacancy. The Stockholder shall be entitled to designate such person’s successor (the “Vacancy Nominee”) by giving written notice to the Company within thirty (30) days of the date the Stockholder receives notification of the vacancy from the Company. The Stockholder will provide the Company with such additional information about the Vacancy Nominee as reasonably requested by the Committee and cause the Vacancy Nominee to be reasonably available for interviews and discussions with the Committee. Any successor that is appointed to fill a vacancy pursuant to this Section 1(j) shall have the right to serve until the next Applicable Election, or until his/her successor is elected and duly qualified.

(k) If there is a Nominee Rejection with respect to a Vacancy Nominee, then the Stockholder shall have the right to designate an alternative person to fill the vacancy (the “Alternative Vacancy Nominee”) by giving written notice to the Company in accordance with Section 6 hereof in no event later than fifteen (15) days after receipt of notice of the Nominee Rejection. The Stockholder will provide the Company with such additional information about the Alternative Vacancy Nominee as reasonably requested by the Committee and cause the Alternative Vacancy Nominee to be reasonably available for interviews and discussions with the Committee.

(l) Notwithstanding anything to the contrary contained in this Agreement, and for the avoidance of doubt, the Stockholder shall only have the right to nominate or designate one person at a time to serve as a member of the Board in accordance with the terms and conditions of this Section 1, and in no event will the Company or the Board be obligated to nominate or designate a person to the Board that, upon such person’s election by the stockholders of the Company or appointment by the Board, would result in more than one nominee or designee of the Stockholder serving as a member of the Board.

(m) Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to appoint to the Board, cause to be nominated for election to the Board or recommend to the stockholders the election of any person the appointment, nomination or recommendation of whom the Board or the Committee determines in good faith, after consultation with and upon the advice of outside legal counsel, would constitute a breach of its fiduciary duties (a “Nominee Rejection”); provided, however, that upon the occurrence of a Nominee Rejection, the Company shall promptly notify the Stockholder of the occurrence of such Nominee Rejection and permit the Stockholder to provide an alternate person in accordance with the applicable provisions hereof (Section 1(e) for a Nominee or Alternate Nominee for election at stockholder meetings and Section 1(j) and Section 1(k) for a Vacancy Nominee or Alternative Vacancy Nominee for filling vacancies on the Board) and the Company shall use commercially reasonable efforts to perform its obligations hereunder with respect to such alternate nominee.

Section 2.	Transfers; Termination.

(a) Each Stockholder’s rights hereunder do not attach to its respective shares of Common Stock and may only be assigned pursuant to a Permitted Assignment under Section 4 hereof.

(b) Except pursuant to a Permitted Assignment under Section 4 hereof, this Agreement shall terminate automatically upon the occurrence of a Termination Event and shall be of no further force and effect, and no party hereto shall have any surviving obligations, rights, or duties hereunder after a Termination Event; provided, that the Stockholder whose rights under this Agreement have been terminated pursuant to Section 1(i) shall be obligated to comply with the terms and conditions of such Section 1(i).

Section 3.	Definitions.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person; provided that neither the Stockholder nor any Related Party thereof shall be deemed to be an Affiliate of the Company or any of its Affiliates solely by virtue of such party’s ownership of shares of Common Stock or other capital stock of the Company or any of its Affiliates.

“Agreement” has the meaning set forth in the preamble.

“Alternate Nominee” has the meaning set forth in Section 1(e) hereof.

“Alternative Vacancy Nominee” has the meaning set forth in Section 1(k) hereof.

“Applicable Election” has the meaning set forth in Section 1(a).

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in recitals.

“Committee” has the meaning set forth in Section 1(a).

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Effective Time” has the meaning set forth in the preamble.

“Joinder Agreement” has the meaning set forth in Section 4 hereof.

“Minimum Shares” has the meaning set forth in Section 1(i) hereof.

“Nominee” has the meaning set forth in Section 1(a) hereof.

“Other Stockholder’s Agreement” has the meaning set forth in the preamble.

“Permitted Assignee” means a Related Party of a Stockholder so long as such Related Party, together with the Stockholder and the other Related Parties of the Stockholder, Beneficially Own, in the aggregate, at least the Minimum Shares.

“Permitted Assignment” has the meaning set forth in Section 4 hereof.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Related Parties” means, with respect to any Person, any other Person that is an Affiliate of such Person, or investment fund, fund or account that is advised, managed or controlled by, such Person or its Affiliates (other than the Company and any entity that is controlled by the Company).

“Stockholder” has the meaning set forth in the preamble.

“Termination Event” has the meaning set forth in Section 1(i) hereof.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Common Stock.

“Vacancy Nominee” has the meaning set forth in Section 1(j) hereof.

Section 4.	Assignment; Benefit of Parties; Transfer.

No party may assign this Agreement or any of its rights or obligations hereunder and any assignment hereof will be null and void except that (a) each Stockholder may assign, in whole, but not in part, this Agreement to a Permitted Assignee (a “Permitted Assignment”); provided, that in each case the Permitted Assignee executes a joinder agreement, in the form attached hereto as Exhibit A, pursuant to which such Permitted Assignee agrees to be bound by the terms hereof as the Stockholder hereunder (a “Joinder Agreement”). The Stockholder shall notify the Company immediately upon any such Permitted Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and Permitted Assignees for the uses and purposes set forth and referred to herein. In the event of a Transfer by a Stockholder, the transferee shall not have the rights and powers of a Stockholder hereunder unless (i) the transferee is a Permitted Assignee of the Stockholder prior to and following the Transfer and (ii) the Stockholder and such transferee comply with the terms of this Agreement, including without limitation the obligation under this Section 4 for the Transferee to execute a Joinder Agreement. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement. For the avoidance of doubt, in the event of a Permitted Assignment, the Permitted Assignee shall be deemed to be the applicable Stockholder for purposes of this Agreement.

Section 5.	Remedies.

The Company and each Stockholder shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and each Stockholder shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 6.	Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) telecopied or sent by email to the recipient, or (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Stockholder or the Company at the address set forth below, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

Stockholder’s address is:

Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90731

Attn: General Counsel

tmolz@oaktreecapital.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Alan W. Kornberg

Email: akornberg@paulweiss.com

The Company’s address is:

1601 Bryan Street, 43rd Floor

Dallas, Texas 75201

Attention: General Counsel

Email: stephanie.moore@luminant.com

with copies to:

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue

Dallas, Texas 75201

Attention: Robert B. Little

Email: RLittle@gibsondunn.com

Section 7.	Adjustments.

If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made to the definition of Minimum Shares and in any other applicable terms or provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

Section 8.	Descriptive Headings, Interpretation, No Strict Construction.

The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The words “include,” “includes” or “including” in this Agreement shall be deemed to be followed by “without limitation.” The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time. All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successors thereto from time to time.

Section 9.	No Third-Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

Section 10.	Further Assurances.

Each of the parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 11.	Counterparts.

This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 12.	Delivery by Facsimile and Electronic Means.

This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 13.	Arm’s Length Agreement.

Each of the parties to this Agreement agrees and acknowledges that this Agreement has been negotiated in good faith, at arm’s length, and not by any means prohibited by law.

Section 14.	Sophisticated Parties; Advice of Counsel.

Each of the parties to this Agreement specifically acknowledges that (i) it is a knowledgeable, informed, sophisticated Person capable of understanding and evaluating the provisions set forth in this Agreement and (ii) it has been fully advised and represented by legal counsel of its own independent selection and has relied wholly upon its independent judgment and the advice of such counsel in negotiating and entering into this Agreement.

Section 15.	Governing Law.

This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) to the extent such rules or provisions would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 16.	Submission to Jurisdiction.

Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby must be brought in the United States District Court located in the State of Delaware or any Delaware state court, and each party consents to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such, action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 17.	Waiver of Jury Trial.

Each of the parties to this Agreement hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into this Agreement, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 18.	Complete Agreement.

This Agreement and any Joinder Agreements hereto represent the complete agreement between the parties hereto as to all matters covered hereby, and supersedes any prior agreements or understandings between the parties.

Section 19.	Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 20.	Amendment and Waiver.

Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholder unless such modification is approved in writing by the Company and the Stockholder; provided, however that in the event of any modification to any Other Stockholder’s Agreement, the Company shall promptly offer to modify this Agreement, at no cost to the Stockholder, on an equivalent basis. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

TCEH Corp.

By:	/s/ David D. Faranetta
Name:	David D. Faranetta
Title:	Senior Vice President and Treasurer

[Signature Page to Stockholder’s Agreement]

STOCKHOLDER:

Oaktree Opportunities Fund VIIIb, L.P.		Oaktree Opportunities Fund IX (Parallel), L.P.
Oaktree Opportunities Fund VIIIb (Parallel) L.P.		Oaktree Opportunities Fund IX (Parallel 2), L.P.

By:	Oaktree Opportunities Fund VIIIb GP, L.P.	By:	Oaktree Opportunities Fund IX GP, L.P.
Its:	General Partner	Its:	General Partner

By:	Oaktree Opportunities Fund VIIIb GP, Ltd.	By:	Oaktree Opportunities Fund IX GP, Ltd
Its:	General Partner	Its:	General Partner

By:	Oaktree Capital Management, L.P.	By:	Oaktree Capital Management, L.P.
Its:	Director	Its:	Director

By:	/s/ Robert O’Leary	By:	/s/ Robert O’Leary
Name:	Robert O’Leary	Name:	Robert O’Leary
Title:	Managing Director	Title:	Managing Director

By:	/s/ Rajath Shourie	By:	/s/ Rajath Shourie
Name:	Rajath Shourie	Name:	Rajath Shourie
Title:	Managing Director	Title:	Managing Director

Oaktree Value Opportunities Fund, L.P.		Oaktree Huntington Investment Fund, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.	By:	Oaktree Huntington Investment Fund GP, L.P.
Its:	General Partner	Its:	General Partner

By:	Oaktree Value Opportunities Fund GP, L.P.	By:	Oaktree Huntington Investment Fund GP, Ltd.
Its:	General Partner	Its:	General Partner

By:	Oaktree Capital Management, L.P.	By:	Oaktree Capital Management, L.P.
Its:	Director	Its:	Director

By:	/s/ Robert O’Leary	By:	/s/ Robert O’Leary
Name:	Robert O’Leary	Name:	Robert O’Leary
Title:	Managing Director	Title:	Managing Director

By:	/s/ Rajath Shourie	By:	/s/ Rajath Shourie
Name:	Rajath Shourie	Name:	Rajath Shourie
Title:	Managing Director	Title:	Managing Director

[Signature Page to Stockholder’s Agreement]

OCM Opportunities Fund VI, L.P.		OCM Opportunities Fund VII, L.P.

By:	OCM Opportunities Fund VI GP, L.P.	By:	OCM Opportunities Fund VII GP, L.P.
Its:	General Partner	Its:	General Partner

By:	Oaktree Fund GP I, L.P.	By:	OCM Opportunities Fund VII GP, L.P
Its:	General Partner	Its:	General Partner

		By:	Oaktree Capital Management, L.P.
		Its:	Director

By:	/s/ Robert O’Leary	By:	/s/ Robert O’Leary
Name:	Robert O’Leary	Name:	Robert O’Leary
Title:	Managing Director	Title:	Managing Director

By:	/s/ Rajath Shourie	By:	/s/ Rajath Shourie
Name:	Rajath Shourie	Name:	Rajath Shourie
Title:	Managing Director	Title:	Managing Director

OCM Opportunities Fund VIIb. L.P.		Oaktree Opportunities Fund VIII, L.P.
Oaktree Opportunities Fund VIII (Parallel 2), L.P.

By:	OCM Opportunities Fund VIIb. GP L.P.	By:	Oaktree Opportunities Fund VIII GP, L.P.
Its:	General Partner	Its:	General Partner

By:	OCM Opportunities Fund VIIb GP, Ltd.	By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner	Its:	General Partner

By:	Oaktree Capital Management, L.P.	By:	Oaktree Capital Management, L.P.
Its:	Director	Its:	Director

By:	/s/ Robert O’Leary	By:	/s/ Robert O’Leary
Name:	Robert O’Leary	Name:	Robert O’Leary
Title:	Managing Director	Title:	Managing Director

By:	/s/ Rajath Shourie	By:	/s/ Rajath Shourie
Name:	Rajath Shourie	Name:	Rajath Shourie
Title:	Managing Director	Title:	Managing Director

[Signature Page to Stockholder’s Agreement]

Oaktree FF Investment Fund, L.P.		Oaktree Capital Management, L.P., as agent on
behalf of certain managed high yield trusts and accounts

By:	Oaktree FF Investments Fund GP, L.P.	By:	/s/ David Rosenberg
Its:	General Partner	Name:	David Rosenberg
		Title:	Managing Director

By:	Oaktree FF Investments Fund GP, Ltd.	By:	/s/ Alan Adler
Its:	General Partner	Name:	Alan Adler
		Title:	Managing Director

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Robert O’Leary
Name:	Robert O’Leary
Title:	Managing Director

By:	/s/ Rajath Shourie
Name:	Rajath Shourie
Title:	Managing Director

[Signature Page to Stockholder’s Agreement]

EXHIBIT A

FORM OF

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Stockholder’s Agreement, dated as of [                 ,     ] (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Stockholders’ Agreement”) by and between [Reorganized TCEH], a Delaware corporation (the “Company”), and [            ] (the “Stockholder”), and any other Persons thereto or who become a party thereto in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Stockholder’s Agreement.

By executing and delivering this Joinder Agreement to the Stockholder’s Agreement, the undersigned hereby adopts and approves the Stockholder’s Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned becoming a party thereto as a Permitted Assignee, to be bound by and comply with the provisions of the Stockholder’s Agreement applicable to the Permitted Assignee in the same manner as if the undersigned were the Stockholder under the Stockholder’s Agreement.

The undersigned acknowledges and agrees that Sections 4 through 20 of the Stockholder’s Agreement are incorporated herein by reference, mutatis mutandis.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the      day of             ,     .

(Signature of Permitted Assignee)

(Print Name of Permitted Assignee)

Address:

Telephone:
Email:

AGREED AND ACCEPTED as of the day of , .

[REORGANIZED TCEH]

By:
Name:
Title:

[Signature Page to Joinder to Stockholder’s Agreement]